EXHIBIT 107
Calculation of Filing Fee Tables
F-3
(Form Type)
HSBC Holdings plc
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	4.899% Fixed Rate/Floating Rate Senior Unsecured Notes due 2029	457(r)	$1,500,000,000	100%	$1,500,000,000	0.00015310	$229,650

Fees to Be Paid	Debt	5.130% Fixed Rate/Floating Rate Senior Unsecured Notes due 2031	457(r)	$1,750,000,000	100%	$1,750,000,000	0.00015310	$267,925

Fees to Be Paid	Debt	5.450% Fixed Rate/Floating Rate Senior Unsecured Notes due 2036	457(r)	$2,250,000,000	100%	$2,250,000,000	0.00015310	$344,475

Fees to Be Paid	Debt	Floating Rate Senior Unsecured Notes due 2029	457(r)	$750,000,000	100%	$750,000,000	0.00015310	$114,825

Fees to Be Paid	Debt	Floating Rate Senior Unsecured Notes due 2031	457(r)	$750,000,000	100%	$750,000,000	0.00015310	$114,825

				Total Offering Amounts		$7,000,000,000		$1,071,700

				Total Fees Previously Paid				—

				Total Fee Due				$1,071,700
The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering of $1,500,000,000 aggregate principal amount of 4.899% Fixed Rate/Floating Rate Senior Unsecured Notes due 2029, $1,750,000,000 aggregate principal amount of 5.130% Fixed Rate/Floating Rate Senior Unsecured Notes due 2031, $2,250,000,000 aggregate principal amount of 5.450% Fixed Rate/Floating Rate Senior Unsecured Notes due 2036, $750,000,000 aggregate principal amount of Floating Rate Senior Unsecured Notes due 2029 and $750,000,000 aggregate principal amount of Floating Rate Senior Unsecured Notes due 2031.